Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AARDVARK THERAPEUTICS, INC.

Aardvark Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Aardvark Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 17, 2017. A Certificate of Amendment to the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 2019. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 2019. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 18, 2021. A Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2021.

2. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Aardvark Therapeutics, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by Tien-Li Lee, a duly authorized officer of the Corporation, on April 30, 2024.

/s/ Tien-Li Lee
Tien-Li Lee, MD
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is Aardvark Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended or supplemented from time to time (the “DGCL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 254,171,807, consisting of 157,230,354 shares of common stock, $0.00001 par value per share (the “Common Stock”), and 96,941,453 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 26,250,131 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 22,660,592 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 48,030,730 shares.

ARTICLE V

Unless otherwise indicated, references to “Sections” or “Subsections” in this ARTICLE V shall refer to sections or subsections of this ARTICLE V. The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean (i) $0.571426 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) $1.2857 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and (iii) $1.7697 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(c) “Distribution” shall mean (i) the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), and (ii) the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (X) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price no greater than cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (Y) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, and (Z) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the Preferred Stock (voting as a single class on an as-converted basis).

(d) “Dividend Rate” shall mean an annual rate of six percent (6%) of the Original Issue Price per share for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(e) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(f) “Original Issue Date” means the date on which the first share of Series C Preferred Stock is issued.

(g) “Original Issue Price” shall mean (i) $0.571426 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) $1.2857 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and (iii) $1.7697 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(h) “Series C Purchase Agreement” shall mean that certain Series C Preferred Stock Purchase Agreement dated on or about the date hereof, by and among the Corporation and the other parties thereto, regarding the issuance of the Series C Preferred Stock (as may be amended or restated from time to time).

(i) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(j) “Voting Agreement” shall mean that certain Amended and Restated Voting Agreement dated on or about the date hereof, by and among the Corporation and the other parties thereto, regarding voting of shares of the Corporation’s capital stock (as may be amended or restated from time to time).

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of any assets at the time legally available therefor, at the applicable Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a) (Preferred Stock), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be paid pro rata to the holders of Preferred Stock and Common Stock then outstanding in proportion to the number of shares of Common Stock held by them, with shares of Preferred Stock being treated for this purpose as if they had been converted into shares of Common Stock in accordance with the terms hereof.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director (as defined below) so long as at least one Preferred Director is serving on the Board.

(d) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code (to the extent applicable), a Distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or arrangements approved by the Board of Directors (in addition to any other consent required under this Third Amended and Restated Certificate of Incorporation), (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder where such settlement has been approved by the Board of Directors, including at least one Preferred Director so long as at least one Preferred Director is serving on the Board, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis).

(e) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of a majority of the outstanding shares of such series (each voting as a single class on an as-converted basis).

3. Liquidation Rights.

(a) Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the greater of (i) the sum of (Y) the Original Issue Price specified for such share of Series C Preferred Stock and (Z) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock, and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 (Conversion) immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after the payment or setting aside for payment to the holders of Series C Preferred Stock of the full amounts specified in Section 3(a)(i), the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, an amount per share for each share of Series A Preferred Stock and Series B Preferred Stock held by them equal to the greater of (i) the sum of (Y) the Original Issue Price specified for such share of Series A Preferred Stock or Series B Preferred Stock and (Z) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock or Series B Preferred Stock, and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock and Series B Preferred Stock been converted into Common Stock pursuant to Section 4 (Conversion) immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(b) Remaining Assets. In the event any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) (Liquidation Preference), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(c) Shares Not Treated as Both Preferred Stock and Common Stock in Any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock. Notwithstanding Sections 3(a) (Liquidation Preference) and 3(b) (Remaining Assets), solely for purposes of determining the amount each holder of shares of any series of Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each series of Preferred Stock shall be treated as if all holders of such series (other than with respect to a holder of such series that expressly elects otherwise) had converted such holders’ shares of Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, if, as a result of an actual conversion of such series of Preferred Stock, holders of such series of Preferred Stock would receive (with respect to the shares of such series of Preferred Stock), in the aggregate, an amount greater than the amount that would be distributed to holders of such series of Preferred Stock if such holders had not converted such shares of Preferred Stock into shares of Common Stock. If shares of any series of Preferred Stock are converted to Common Stock or are treated as if they had been converted into Common Stock pursuant to this Section 3(c), then holders of such series of Preferred Stock shall not be entitled to receive any Distributions pursuant to Section 3(a) (Liquidation Preference) that would otherwise be made to holders of such series of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger, domestication, transfer, continuance, waiver, statutory conversion or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a share purchase, share exchange or tender offer in which at least a majority, by voting power, of the shares of the Corporation are transferred to another person; (iii) a sale, lease, transfer or other disposition by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; (iv) an exclusive license of all or substantially all of the Corporation’s material intellectual property or (v) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i), (ii), (iii) or (iv) of the preceding sentence may be waived by the consent or vote of the holders of a majority of the outstanding shares of Preferred

Stock (voting together as a single class on an as-converted basis) which majority must include the holders of a majority of the outstanding shares of Series C Preferred Stock. Unless waived pursuant to the preceding sentence, each transaction or series of related transactions pursuant to clause (i), (ii), (iii) or (iv) of the preceding sentence are referred to herein as a “Deemed Liquidation Event.”

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, The Nasdaq Stock Market LLC or another securities exchange approved by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day, and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan with respect to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration

which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the applicable Original Issue Price for the relevant series by the applicable Conversion Price for such series; provided that such holder may waive such option to convert upon written notice to the Company. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $50,000,000 (a “Qualified Public Offering”), with such conversion to be effective as of immediately prior to such Qualified Public Offering, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the then-outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”); provided that, in the case of Series C Preferred Stock, no automatic conversion shall occur without the written request for such conversion from the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock unless such conversion is being made pursuant to clause (i) above and immediately prior to the closing of the sale of shares of Common Stock to the public, the Common Stock has a price of at least $2.6545 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors, which determination to be valid must include the affirmative consent of at least one

Preferred Director so long as at least one Preferred Director is serving on the Board. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a merger, sale, financing or liquidation of the Corporation or other event, the conversion shall be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) (Deemed Issue of Additional Shares of Common), deemed to be issued) by the Corporation after the filing of this Third Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of the following (clauses (1) through (10) below being collectively referred to herein as “Exempted Securities”):

(1) shares of Common Stock issued or issuable upon the conversion of the Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(3) shares of Common Stock issued or issuable upon the exercise or conversion of Options, warrants or Convertible Securities;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e) (Adjustments for Subdivisions or Combinations of Common Stock), Section 4(f) (Adjustments for Subdivisions or Combinations of Preferred Stock) or Section 4(g) (Adjustments for Reclassification, Exchange and Substitution) hereof;

(5) shares of Common Stock issued or issuable in a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Common Stock;

(6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of all or substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(7) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment loan or commercial transaction approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(8) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(9) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships or alliances approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board; or

(10) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common; provided that the waiver of any adjustment to the Conversion Price of the Series C Preferred shall require the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Options or Convertible Securities are not Exempted Securities, and provided further that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities, such as this Section 4(d), or pursuant to Recapitalization provisions of such Options or Convertible Securities, such as Sections 4(e) (Adjustments for Subdivisions or Combinations of Common Stock), Section 4(f) (Adjustments for Subdivisions or Combinations of Preferred Stock) and Section 4(g) (Adjustments for Reclassification, Exchange and Substitution)), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options, or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v) (Determination of Consideration)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) (Deemed Issue of Additional Shares of Common) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation at any time after the Original Issue Date issues Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii) (Deemed Issue of Additional Shares of Common)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (treating for this purpose as outstanding all shares of Common

Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue) plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue) plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities, and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) (Deemed Issue of Additional Shares of Common) shall be determined by dividing:

(a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration and excluding the cancellation of indebtedness evidenced by such Convertible Securities) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of this Section 4(d), and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transactions).

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (Liquidation Rights), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, merger or consolidation, all subject to further adjustment as provided herein with respect to such other shares. For the avoidance of doubt, nothing in this Section 4(g) shall be construed as preventing the holders of the Preferred Stock from seeking appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section 4(g) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any appraisal proceeding.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly, but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any Recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d) (Reorganization);

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above. Such notice shall also clearly state what approvals are required to complete such proposed action, including whether or not approval of the Board of Directors, any specific directors on the Board of Directors or any class of shares is required to complete such proposed action.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this Section 4(i) may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis).

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder and such holder’s affiliates could be converted) shall be disregarded. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Restated Bylaws of the Corporation, as may be amended or restated from time to time (the “Bylaws”).

(d) Election of Directors. So long as at least 17,118,753 shares of Series A Preferred Stock and Series B Preferred Stock (as adjusted for Recapitalizations) remain outstanding, the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, provided, however, that the specific nominee (rather than the exercise of the election right itself) shall be subject to the written approval of the Corporation’s Chief Executive Officer, which approval shall not be unreasonably withheld, conditioned or delayed (the “Series A and Series B Preferred Director”). Upon the Initial Closing (as defined in the Series C Purchase Agreement) for so long as at least 16,810,756 shares of Series C Preferred Stock (as adjusted for Recapitalizations) remain outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Preferred Director,” and together with the Series A and Series B Preferred Director, the “Preferred Directors,” and each a “Preferred Director”). The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”); provided, however, for administrative convenience, the initial Series C Preferred Director may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series C Preferred Stock without a separate action by the holders of Series C Preferred Stock. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. In any case, written consent of the Board of Directors is required in order to remove or appoint the Chief Executive Officer of the Corporation. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 5(d) then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting of stockholders held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(d), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is required by law to permit cumulative voting. During such time or times that the Corporation is required by law to permit cumulative voting by stockholders, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting, and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Third Amended and Restated Certificate of Incorporation) an affirmative vote of the holders of a majority of the shares of stock of the Corporation entitled to vote and voting together as a single class and on an as-converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the DGCL and without a separate class vote of the holders of Common Stock.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation or pursuant to the DGCL.

6. Amendments and Changes.

(a) So long as any of the shares of Preferred Stock originally issued (as adjusted for Recapitalizations) remain outstanding, the Corporation shall not (either directly or indirectly, by amendment, merger, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), in addition to any other vote required by law or this Third Amended and Restated Certificate of Incorporation or the Bylaws:

(i) sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of any shares issued pursuant to the 2017 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”) or upon conversion of Preferred Stock), other than issuances approved by the Board of Directors, including at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iii) authorize or create (by reclassification or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or liquidation senior to or on parity with the Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(iv) consummate any Deemed Liquidation Event or liquidate, dissolve or wind-up the Corporation;

(v) authorize a merger, acquisition, sale or exclusive license of all or substantially all of the Corporation’s intellectual property (excluding an exclusive license in a field of use not central to the Corporation’s business plan) or sale of all or a material portion of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(vi) enter into any transaction with any director or management employee or immediate families thereof, unless approved by the Board of Directors;

(vii) enter into any Recapitalization;

(viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation to a third party other than to a wholly owned subsidiary of the Corporation;

(ix) amend, alter or repeal any provision of this Third Amended and Restated Certificate of Incorporation or the Bylaws in a manner that adversely alters the rights, preferences, privileges or powers of or restrictions on the Preferred Stock;

(x) increase the size of the Board of Directors, unless approved by the Board of Directors, including at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(xi) decrease the size of the Board of Directors, unless approved by the Board of Directors, including all Preferred Directors serving on the Board for so long as the holders of Preferred Stock have the right to designate one or more individuals to serve on the Board pursuant to the Voting Agreement;

(xii) declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation, except for the dividends or Distributions permitted hereunder;

(xiii) amend the Plan to increase the number of shares of Common Stock reserved thereunder unless approved by the Board of Directors, including at least one Preferred Director so long as at least one Preferred Director is serving on the Board;

(xiv) redeem, purchase or otherwise acquire any share or shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no more than the lower of cost and the then current fair market value thereof from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at the lower of cost and the then current fair market value thereof upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or as otherwise approved by the Board of Directors; or

(xv) amend this Section 6(a).

(b) So long as any of the shares of a series of Preferred Stock originally issued (as adjusted for Recapitalizations) remain outstanding, the Corporation shall not (either directly or indirectly, by amendment, merger, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of such series of Preferred Stock (voting as a separate class), in addition to any other vote required by law or this Third Amended and Restated Certificate of Incorporation or the Bylaws:

(i) amend, alter or repeal any provision of this Third Amended and Restated Certificate of Incorporation or the Bylaws in a manner that adversely alters the rights, preferences, privileges or powers of or restrictions of such series of Preferred Stock; or

(ii) amend this Section 6(b) with respect to such series of Preferred Stock.

(c) So long as any of the shares of Series C Preferred Stock originally issued (as adjusted for Recapitalizations) remain outstanding, the Corporation shall not (either directly or indirectly, by amendment, merger, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class), in addition to any other vote required by law or this Third Amended and Restated Certificate of Incorporation or the Bylaws:

(i) waive or amend the liquidation preference for the Series C Preferred Stock as described in Section 3(a); or

(ii) amend this Section 6(c).

7. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 (Conversion) or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by the Corporation.

8. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Common Stock or to holders of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or upon confirmation of receipt of such electronic transmission.

9. Redemption. Neither the Common Stock nor the Preferred Stock is redeemable at the election of the holder thereof.

10. Waiver. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then-outstanding shares of such series of Preferred Stock (voting as a separate class).

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws.

ARTICLE X

1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time, inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party (each, an “Indemnified Person”) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Third Amended and Restated Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Third Amended and Restated Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

3. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this ARTICLE X or otherwise.

4. If a claim for indemnification or advancement of expenses under this ARTICLE X is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

5. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board.

6. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the

Proceeding shall be made only upon receipt of an undertaking by the employee or agent to repay all amounts advanced if it should ultimately be determined that the employee or agent is not entitled to be indemnified under this ARTICLE X or otherwise.

7. The rights conferred on any person by this ARTICLE X shall not be exclusive of any other rights which such person may have or will hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

8. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this ARTICLE X; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this ARTICLE X.

9. Any repeal or modification of this ARTICLE X shall not adversely affect any right or protection of hereunder of any person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such person occurring prior to, such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation. A “Specified Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of this Third Amended and Restated Certificate of Incorporation, the Bylaws or the DGCL, (iv) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Third Amended and Restated Certificate of Incorporation or the Bylaws, except for, as to each of clauses (i) through (v) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or (b) for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this ARTICLE XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE XIII (including, without limitation, each portion of any sentence of this ARTICLE XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XIII. Failure to enforce this ARTICLE XIII would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce this ARTICLE XIII.

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